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                                                                    EXHIBIT 11.1

                        COMPUTATION OF EARNINGS PER SHARE


                                                                 1994              1995               1996
                                                             -------------     --------------     -------------
Net Income                                                      3,623,204          7,119,701         7,098,556
Weighted average shares outstanding                             5,681,222          6,700,890         7,226,352
Option issued within twelve months of
  initial public offering assumed to be cheap
  stock and treated as outstanding for all
  periods.  Number of shares calculated
  using the treasury stock method in
  accordance with APB15.                                         ----              ----               ----
Number of shares calculated using the
  treasury stock method in accordance with
  APB15                                                           530,574            648,076           595,027
                                                             -------------     --------------     -------------
Total weighted average shares outstanding                       6,211,796          7,348,966         7,821,379
EARNINGS PER SHARE                                              $0.58              $0.97             $0.91